EXHIBIT 8.1

FIRST AMENDMENT TO STANDSTILL AGREEMENT

THIS FIRST AMENDMENT TO STANDSTILL AGREEMENT (this “Amendment”) is entered into this 29th day of April, 2007, by and among Pediatric Services of America, Inc., a Delaware corporation (the “Company”), and David Nierenberg, The D3 Family Fund, L.P., a Washington State limited partnership, The DIII Offshore Fund, L.P., a Bahamas limited partnership, The D3 Family Bulldog Fund, L.P., a Washington State limited partnership, Nierenberg Investment Management Company, a Washington State corporation, and Nierenberg Investment Management Offshore, Inc., a Bahamas corporation (collectively, the “D3 Parties”).

WHEREAS, the D3 Parties are, in the aggregate, the beneficial owners of 1,453,444 shares of the Common Stock of the Company;

WHEREAS, as a condition of the Company’s Board of Directors deeming certain of the D3 Parties (and certain affiliated entities) a “Special Acquiring Person” for purposes of the Company’s Rights Agreement dated as of September 22, 1998 between the Company and ChaseMellon Shareholder Services, LLC n/k/a Mellon Investor Services LLC, as amended December 21, 2000 (the “Rights Agreement”), certain of the parties (and such affiliated entities) entered into a Standstill Agreement dated as of February 18, 2005 (the “Agreement”);

WHEREAS, the Board of Directors of the Company, on April 25, 2007, resolved that the Agreement and Plan of Merger, dated as of April 25, 2007, among Portfolio Logic LLC, Pointer Acquisition Co., Inc. and the Company (the “Merger Agreement”), and the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its stockholders;

WHEREAS, in connection with the Company’s execution and delivery of the Merger Agreement, the Company has amended (the “Rights Plan Amendment”) the Rights Agreement in order to render it inapplicable to any “Exempted Transaction” (as defined in the Rights Plan Amendment); and

WHEREAS, in connection therewith, the Company also desires to enter into this Agreement to permit the D3 Parties to engage, should they so wish, in any or all of the Exempted Transactions.

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Waiver with Respect to Exempted Transactions. The parties hereby acknowledge and agree that the provisions of Sections 1 and 2 of the Agreement are hereby waived to the extent that the same would otherwise be applicable to any of the Exempted Transactions on the part of any of the D3 Parties.

2. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and interpreted, in accordance with the laws of the State of Delaware, U.S.A., without giving effect to any conflicts of law principles.

3. Entire Agreement; Amendment; Waiver. This Amendment, taken together with the Agreement and the Rights Plan Amendment (a true and complete copy of which, executed by the parties thereto, is attached to this Amendment as Annex I and incorporated by reference herein), represents the sole understanding of the parties with respect to the subject matter contained herein, superseding all previous written or oral communications, representations, understandings, arrangements or agreements. Except as expressly amended hereby, the Agreement shall continue unamended and in full force and effect in accordance with its terms. No amendment or modification of this Agreement or waiver of the terms and conditions herein shall be binding unless approved in writing by the Company. Any waiver of any provision shall serve as a waiver only as to the particular provision waived on the occasion for which it is waived and shall not serve as a continuing waiver of such provision.

4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(signatures appear on next page)

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first above written.

WITNESS:		Pediatric Services of America, Inc.

By:	/s/ Monique Gonzalez	By:	/s/ Daniel J. Kohl
Name:	Monique Gonzalez		Daniel J. Kohl
President and Chief Executive Officer
Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092-2929
Email address: dkohl@psakids.com
Facsimile: (770) 248-8192

WITNESS:		The D3 Family Fund, L.P.

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg, President
Nierenberg Investment Management
Company, Inc.
General Partner of The D3 Family Fund, L.P.
19605 NE 8th Street
Camas, Washington 98607

WITNESS:		The DIII Offshore Fund, L.P.

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg
David Nierenberg, President
Nierenberg Investment Management
Offshore Company
General Partner of The D3 Offshore Fund, L.P.
c/o Nierenberg Investment Management
Company, Inc.
19605 NE 8th Street
Camas, Washington 98607

WITNESS:		The D3 Family Bulldog Fund, L.P.

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg
David Nierenberg, President
Nierenberg Investment Management
Company, Inc.
General Partner of The D3 Family
Bulldog Fund, L.P.
19605 NE 8th Street
Camas, Washington 98607

WITNESS:		Nierenberg Investment Management Company, Inc.

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg
President
19605 NE 8th Street
Camas, Washington 98607
Email address: david@d3familyfund.com
Facsimile: (360) 604-1811

WITNESS:		Nierenberg Investment Management Offshore, Inc.

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg
President
19605 NE 8th Street
Camas, Washington 98607
Email address: david@d3familyfund.com
Facsimile: (360) 604-1811

WITNESS:		David Nierenberg

By:	/s/ Henry E. Hooper	By:	/s/ David Nierenberg
Name:	Henry E. Hooper		David Nierenberg, Individually

ANNEX I

RIGHTS PLAN AMENDMENT

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of the 25th day of April, 2007, between Pediatric Services of America, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, LLC), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of September 22, 1998, as amended (the “Rights Agreement”), setting forth the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 27 of the Rights Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), on April 25, 2007, resolved that the Agreement and Plan of Merger, dated as of April 25, 2007, among Portfolio Logic LLC, Pointer Acquisition Co., Inc. and the Company (the “Merger Agreement”), and the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its stockholders;

WHEREAS, in connection with the execution and delivery of the Merger Agreement, the Company also desires to provide for the potential participation in the transactions contemplated by the Merger Agreement by the “D3 Parties” (as defined below);

WHEREAS, in connection with the above, the Company desires to amend the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

SECTION 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following text at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary, none of

(i) Portfolio Logic LLC, a Delaware limited liability company (“Parent”), Pointer Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), or any of their Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders, or

(ii) David Nierenberg, The D3 Family Fund, L.P., a Washington State limited partnership, The DIII Offshore Fund,

L.P., a Bahamas limited partnership, The D3 Family Bulldog Fund, L.P., a Washington State limited partnership, Nierenberg Investment Management Company, a Washington State corporation, Nierenberg Investment Management Offshore, Inc., a Bahamas corporation, and the shareholders, general partners, directors and officers of any of the foregoing (collectively, the “D3 Parties,” and, together with the Persons enumerated in clause (i) above, the “Exempted Persons”)

either individually, collectively or in any combination, shall be or be deemed to be an “Acquiring Person” by virtue of or as a result of (A) any agreements, arrangements or understandings (whether or not in writing and including, but not limited to, agreements, arrangements or understandings with respect to acquiring, voting, holding or disposing of shares of Common Stock) among all or any of the Exempted Persons in connection with the Merger Agreement or the Merger, (B) the execution and delivery of the Merger Agreement or (C) the conversion of Company Common Stock into the right to receive the Merger Consideration pursuant to the Merger Agreement or the consummation of the Merger (the transactions described in clauses (A), (B) and (C), as well as those referred to in the next paragraph, being the “Exempted Transactions”).

Without limiting the generality of the preceding paragraph, none of the following activities by any one or more of the D3 Parties shall affect or impair the status of the D3 Parties as a Special Acquiring Person under the definition of “Acquiring Person” in this Section 1(a) and all of such activities shall constitute Exempted Transactions: (i) discussing and negotiating with any other Exempted Person, including its Affiliates, Associates, general partners, limited partners, members, advisors or potential financing sources, the possible participation (through equity investment or contribution of shares of Common Stock, as well as a possible agreement to vote their shares of Common Stock in favor of adoption of the Merger Agreement and possible participation in the governance of the Company following the Merger) of any of the D3 Parties in the Merger; (ii) reaching any agreement, arrangement or understanding (whether or not in writing and including, but not limited to, agreements, arrangements or understandings with respect to acquiring, voting, holding or disposing of shares of Common Stock) with any other Exempted Person regarding such possible participation; (iii) if any such agreement, arrangement or understanding is reached, effectuating the same; and (iv) making any public announcement or filing with the Securities and Exchange Commission (the “SEC”) with respect to any Exempted Transaction.”

(b) Section 1 of the Rights Agreement is amended by inserting the following subsections at the end of such Section 1:

“(ff) “Merger” shall have the meaning set forth in the Merger Agreement.

“(gg) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 25, 2007 by and among Parent, Merger Sub and the Company.

“(hh) “Merger Consideration” shall have the meaning set forth in the Merger Agreement.”

(c) The definition of “Expiration Date” in Section 1(o) of the Rights Agreement is amended and restated to read as follows:

“(o) “Expiration Date” shall mean the earliest of (i) the time at which the Rights are redeemed as provided in Section 23 hereof, (ii) the “Final Expiration Date” (as hereinafter defined in this section), or (iii) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur.” The Company shall promptly provide the Rights Agent with written notice with the Effective Time but any delay or failure in the giving of such notice shall not affect the occurrence of the Expiration Date. The Rights Agent shall be deemed to have no knowledge of the Effective Time until such notice is received.

(d) The definition of “Stock Acquisition Date” in Section 1(z) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(z) to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely by virtue of or as a result of any Exempted Transaction or the public announcement thereof (including in an SEC filing).”

(e) The definition of “Triggering Event” in Section 1(ee) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(ee) to the contrary, a “Triggering Event” shall not be deemed to have occurred solely by virtue of or as a result of any Exempted Transaction or the public announcement thereof (including in an SEC filing).”

(f) Section 3(a) of the Rights Agreement is amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Agreement to the contrary, a “Distribution Date” shall not be deemed to have occurred solely by virtue of or as a result of any Exempted Transaction or the public announcement thereof (including in an SEC filing).”

(g) Section 25(b) of the Rights Agreement is amended by inserting the following sentence at the end of such Section 25(b):

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any such notice in connection with any Exempted Transactions.”

SECTION 2. Full Force and Effect. As herein modified, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to the Rights Agreement to be duly executed as of the date first written above.

PEDIATRIC SERVICES OF AMERICA, INC.

By:	/s/ Daniel J. Kohl
Name:	Daniel J. Kohl
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Judy Hsu
Name:	Judy Hsu
Title:	Client Relationship Executive